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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)


                                          June 30,        December 31,
                                            2001             2000
                                            ----             ----
Short-term debt                           $   60.0            518.2
Current portion of long-term debt            369.1            206.5
Long-term debt                             2,538.0          1,963.0
                                          --------          -------
       Total debt                          2,967.1          2,687.7

Minority interests in consolidated
subsidiaries                                  59.4             91.7
Common shareholders' equity                2,892.2          3,105.0
                                          --------          -------
       Total capitalization               $5,918.7          5,884.4
                                          ========          =======

Ratio of total debt to total
capitalization                                50.1%            45.7%
                                          ========          =======